UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): October 10, 2017

Saleen Automotive, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation)

333-176388	45-2808694
(Commission File Number)	(IRS Employer Identification No.)

2375 Wardlow Road

Corona, CA 92882

(Address of Principal Executive Offices and zip code)

(800) 888-8945

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 7.01 Regulation FD Disclosure.

On September 25, 2017, the Securities and Exchange Commission (“SEC”) initiated an Administrative Proceeding against Saleen Automotive, Inc. (“we” or the “Company”) and suspended public trading of the Company’s common stock as a result of the Company’s delinquency in filing periodic reports with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On October 10, 2017, the Company submitted an Offer of Settlement (the “Offer”) to the SEC in connection with the Administrative Proceeding. Pursuant to the Offer, we have agreed to the entry of an Order by the SEC revoking the registration of our common stock under Section 12(j) of the Exchange Act. We expect the Offer to become effective on or about October 11, 2017, following which time we will cease to be a publicly reporting company, and our obligations to file periodic reports with the SEC under the Exchange Act will terminate.

Following the effectiveness of the Order, we will continue to operate our business in the ordinary course. As previously announced, we will also seek to effect a reverse split of our common stock under Nevada law and effect the conversion into common stock of our outstanding shares of Series A Preferred Stock and other convertible securities (the “Recapitalization”), so that following the Recapitalization, we will have outstanding less than 50 million shares of common stock on a fully-diluted basis. Because we will no longer be subject to the Exchange Act, we will be able to effect the Recapitalization without filing an Information Statement or Proxy Statement with the SEC.

We are also planning to file a Form 10 with the SEC in the future (following the effectiveness of the Order and the proposed Recapitalization) to re-register our common stock under Section 12 of the Exchange Act so that public trading of our common stock can resume. However, there can be no assurance that we will ever resume being a publicly traded company with an obligation to file periodic reports under the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALEEN AUTOMOTIVE, INC.

Date: October 11, 2017	By:	/s/ Steve Saleen
Steve Saleen
Chief Executive Officer